UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2009

Cardium Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 14, 2009, we entered into a securities purchase agreement with certain institutional investors relating to the sale and issuance by our company to the investors of an aggregate of 3,000,000 shares of our common stock and warrants to purchase up to 2,250,000 shares of our common stock, for a total purchase price of $4.5 million. The common stock and warrants will be sold on a per unit basis at a purchase price of $1.50 per unit. The shares of common stock and warrants will be issued separately. Each investor will receive one warrant representing the right to purchase, at an exercise price of $1.77 per share, a number of shares of common stock equal to 75% of the number of shares of common stock purchased by the investor in the offering.

The warrants issued to the investors in the offering will be exercisable any time on or after March 16, 2010 for a period of five years from that date. The exercise price and the number of shares subject to the warrants are subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Dawson James Securities, Inc., acted as our exclusive placement agent in this offering. In accordance with the terms of a letter agreement dated September 10, 2009 between us and the placement agent, we will issue to the placement agent a warrant to purchase a number of shares of common stock equal to 5% of the aggregate shares of common stock issued or issuable in the offering at an exercise price of $1.87 per share. Pursuant to the letter agreement, we will also pay the placement agent a cash fee that represents 7% of the gross proceeds of the offering. The warrant issued to the placement agent has identical terms to the warrants issued to the investors in the offering, except that the warrant issued to the placement agent (i) has an exercise price of $1.87 per share, and (ii) is restricted from transfer as provided by FINRA Rule 5110(g).

We are offering the shares of common stock and the warrants pursuant to a prospectus supplement dated September 15, 2009, a prospectus dated December 19, 2007, and our previously filed registration statement on Form S-3 (Registration No. 333-147947), which was declared effective by the Securities and Exchange Commission on December 19, 2007.

The closing of the offering is expected to take place on or before September 16, 2009.

On September 14, 2009, we issued a press release announcing the offering. A copy of the press release is attached as Exhibit 99.1 hereto.

The foregoing description of the securities purchase agreement, the warrants, and the letter agreement with the placement agent does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto which are incorporated by reference. Except for the historical information contained herein, this report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the offering. The risks and uncertainties involved include the risks detailed from time to time in our filings with Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q.

Item 8.01. Other Events.

The issuance of the common stock under the terms of the securities purchase agreement described above will cause an adjustment to the exercise price of certain of our outstanding warrants. We have approximately 13,790,725 warrants outstanding with an exercise price of $2.00 per share. The exercise price of those warrants will adjust to $1.50 on the closing of the offering under the terms of the securities purchase agreement.

We have on file with the Securities and Exchange Commission an effective registration statement on Form S-3 dated December 7, 2007 (Registration No. 333-147947, the “Registration Statement”), a prospectus dated December 19, 2007, and a prospectus supplement dated September 15, 2009. We incorporate by reference the exhibit 5.1 filed with this report into the Registration Statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description of Exhibit
4.1	Form of Warrant

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	Form of Securities Purchase Agreement

10.2	Letter Agreement dated September 10, 2009 by and between Cardium Therapeutics, Inc. and Dawson James Securities, Inc.

99.1	Press release issued on September 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: September 15, 2009